Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces First Quarter 2010 Earnings; Declares Dividend

Norfolk, Va.: April 28, 2010 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the first quarter of 2010. Net income for the quarter ended March 31, 2010 was $361,000, compared to net income of $151,000 for the first quarter of 2009, an increase of $210,000 or 138.6%.

After the effect of dividends on preferred stock related to TARP funds of $146,000, net income available to common stockholders was $215,000, or $0.09 per diluted share for the quarter ending March 31, 2010. In the quarter ending March 31, 2009, the Company had no preferred stock outstanding and, accordingly, there were no preferred stock dividends; thus, net income available to common stockholders equaled our net income of $151,000, or $0.07 per diluted share, for the first quarter of 2009. Comparing the first quarter of 2010 with the first quarter of 2009, net income available to common stockholders increased by $64,000, or 41.9%, and earnings per share increased by $0.02 per diluted share, or 28.6%.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“Our Company had another solid quarter. Our net income for the first quarter of 2010 showed a significant increase over our net income for the first quarter of 2009. Our asset quality remains excellent. Our deposit mix continues to improve with our relentless focus on growing our core deposits, particularly our noninterest-bearing deposits.

“Given our strong balance sheet and asset quality, we are seeking to originate more loans that meet our credit quality standards to grow our loan portfolio. If we are successful in redeploying a substantial portion of our existing cash and cash equivalents into loans, this redeployment of assets should have a significant impact on our net interest income because of the substantial difference between the yield on loans and the yield on cash equivalents.

“In the prevailing business environment, however, loan growth is quite a challenge. Quality loans are difficult to find because loans for new business opportunities are scarce and refinance opportunities are limited by prepayment penalties on existing loans and prior overleveraging of the assets securing existing loans. Nevertheless, we will be aggressive in seeking new loan opportunities because of the substantial benefit we expect to realize in our net interest income as a result of increasing the size of our loan portfolio.”

Comparison of Operating Results for the Three Months Ended March 31, 2010 and 2009

Overview. The Company’s pretax income was $563,000 for the first quarter of 2010, compared to a pretax income of $197,000 for the first quarter of 2009, an increase of $366,000. Compared to the first quarter of 2009, net interest income increased by $205,000, provision for loan losses decreased by $55,000, noninterest income increased by $293,000, and noninterest expense increased by $187,000.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $205,000 to $2.4 million in the first quarter of 2010 compared to $2.2 million in the first quarter of 2009. This increase in net interest income was primarily attributable to a decrease in average interest-bearing liabilities of $15.3 million, augmented by an increase in average interest-earning assets of $8.1 million, between the first quarter of 2009 and the first quarter of 2010; these quarter over quarter changes resulted in a net interest spread increase of 28 basis points, from 3.19% for the three months ended March 31, 2009 to 3.47% for the three months ended March 31, 2010.

Additionally, net interest margin increased by 22 basis points, from 3.63% in the first quarter of 2009 to 3.85% in the first quarter of 2010. This increase was driven primarily by a $12.3 million decrease in average interest-bearing deposits, augmented by a $13.6 million increase in average non-interest bearing deposits.

Provision for Loan Losses. There was no provision for loan losses in the first quarter of 2010, compared to a provision of $55,000 in the first quarter of 2009. In the first quarter of 2010 there were net charge-offs of $23,000, compared to net recoveries of $2,000 in the first quarter of 2009. The balance of nonperforming loans at March 31, 2010 was $150,000, of which $99,000 has now been collected during the month of April.

Noninterest Income. Total noninterest income increased by $293,000, from $161,000 in the first quarter of 2009 to $454,000 in the first quarter of 2010, largely attributable to a $254,000 gain on the sale of investment securities. These securities were sold in anticipation of loan growth.

Noninterest Expense. Total noninterest expense increased by $187,000, from $2.0 million in the first quarter of 2009 to $2.2 million in the first quarter of 2010. This increase in noninterest expense was driven primarily by a $179,000 increase in compensation expense.

A number of factors have contributed to the increase in compensation expense. The first quarter of 2010 includes $72,000 of expense related primarily to annual salary increases. Further, the portion of compensation expense that we are required to defer under generally accepted accounting principles was $34,000 less than the first quarter of last year. Finally, accruals for vacation earned but not taken increased by $96,000, mostly as a result of overall salary increases. Offsetting these increases to some extent was a $49,000 decrease in expense for stock based compensation, as a result of non-recurring expenses from the repricing of certain options held by executive officers that was completed in the first quarter of 2009.

Income Taxes. The Company’s income tax expense for the first quarter of 2010 was $202,000, which represented an effective tax rate of 35.9%, compared to income tax expense of $46,000 for the first quarter of 2009, which represented an effective tax rate of 23.3%. The lower effective tax rate for the first quarter of 2009 was primarily attributable to a $48,000 tax benefit resulting from an increase in nonqualified stock options related to certain stock options that were repriced in the first quarter of 2009.

Financial Condition of the Company

Total Assets. The Company’s total assets decreased by $2.0 million, or 0.7%, from $270.1 million at March 31, 2009 to $268.1 million at March 31, 2010. The decrease in assets resulted primarily from a $4.4 million, or 5.7%, decrease in liquid assets, comprised of cash and cash equivalents and investment securities available for sale, which was partially offset by an increase of $1.8 million, or 1.0%, in the ending balance of loans held for investment.

Liquid Assets. Cash and cash equivalents and investment securities available for sale were $73.0 million at March 31, 2010, compared to $77.4 million at March 31, 2009, a decrease of $4.4 million. Cash and cash equivalents increased by $23.4 million, from $15.7 million at March 31, 2009 to $39.1 million at March 31, 2010. This increase is largely attributable to receipt of TARP funds of $10.1 million in September 2009 and to the amortization, prepayment, and sale of investment securities (investment securities available for sale decreased by $27.8 million, from $61.7 million to $33.9 million, over the comparable quarters), offset by the elimination of overnight FHLB borrowings. The net increase in cash has been maintained on a short term basis in interest-bearing deposits in other banks in anticipation of loan growth.

Loans. Loans held for investment, net, were $178.5 million at March 31, 2010, which represents an increase of $1.8 million, or 1.0%, from the loan balance of $176.7 million at March 31, 2009.

Asset Quality. The Company’s total nonperforming assets increased to $310,000, or 0.12% of assets, at March 31, 2010, compared to $202,000, or 0.07% of assets, at March 31, 2009, attributable to an increase in the balance of nonaccrual loans.

Deposits. At March 31, 2010, increases in noninterest-bearing deposits of $19.7 million more than offset decreases in interest-bearing deposits of $17.4 million compared to March 31, 2009, for a net increase in total deposits of $2.3 million, or 1.1%, from $216.8 million at March 31, 2009 to $219.1 million at March 31, 2010. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $4.4 million, or 2.7%, from $163.3 million at March 31, 2009 to $167.7 million at March 31, 2010. Certificates of deposit decreased by $2.1 million between the comparable three-month periods.

Average total deposits increased by $1.2 million, or 0.6%, from $216.1 million during the three months ended March 31, 2009 to $217.3 million during the three months ended March 31, 2010. Average core deposits increased by $6.1 million between the comparable quarters, partially offset by a $4.9 million decrease in certificates of deposit. In addition, the mix of noninterest-bearing deposits to total deposits increased from 26.6% to 32.7% between the first quarters of 2009 and 2010, thereby contributing to the improvement in our net interest spread and net interest margin of 28 basis points and 22 basis points, respectively.

Borrowed Funds. Borrowed funds decreased by $15.1 million, from $25.5 million at March 31, 2009 to $10.4 million at March 31, 2010. Increases in liquid assets between March 31, 2009 and March 31, 2010 were utilized to reduce FHLB overnight advances to zero, leaving only a $5.0 million FHLB medium term advance and $5.4 million in securities sold under agreements to repurchase with deposit clients of the Bank. By comparison, at March 31, 2009, borrowed funds were comprised of $17.6 million in FHLB overnight advances, $5.0 million in a medium term FHLB advance, and $2.9 million in securities sold under agreements to repurchase.

Capital. Stockholders’ equity increased by $10.8 million, or 41.5%, from $26.0 million at March 31, 2009 to $36.8 million at March 31, 2010. Stockholders’ equity increased primarily as a result of an infusion of $10.1 million in TARP funding and a $478,000 increase in retained earnings related to 2009 earnings.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The unaudited financial statements and accompanying information contained in this press release reflect the impact of corrections to FDIC insurance expense related to prior periods. Specifically, as a result of such corrections to prior-period FDIC insurance expense, retained earnings at March 31, 2009 decreased by $77,438 compared to the originally-reported amount. Further, net income for the three months ended March 31, 2009 decreased by $30,048, from $181,000, as originally reported, to $151,000 (earnings decreased from $0.08 per diluted share to $0.07 per diluted share after the correction).

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividend

On April 28, 2010, Heritage’s Board of Directors declared a $0.06 per share dividend on Heritage’s common stock. The dividend will be paid on May 20, 2010 to shareholders of record on May 10, 2010.

The same day, the Board of Directors also declared quarterly dividends on the preferred stock issued by Heritage in connection with its participation in the TARP Capital Purchase Program. Specifically, the Board declared (a) a cash dividend in the aggregate amount of $126,287.50 on the outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (b) a cash dividend in the aggregate amount of $6,817.50 on the outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (collectively, the “Preferred Dividends”). The Preferred Dividends are payable on May 17, 2010 to the U.S. Department of the Treasury, the sole holder of record of such preferred stock.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At March 31,
	2010	2009
	(unaudited)	(audited)
ASSETS

Cash and due from banks	$4,156	$5,230
Interest-bearing deposits in other banks	32,920	4,441
Federal funds sold	2,050	6,036

Total cash and cash equivalents	39,126	15,707
Securities available for sale, at fair value	33,882	61,721
Loans, net
Held for investment, net of allowance for loan losses	178,455	176,722
Held for sale	—	—
Accrued interest receivable	600	689
Stock in Federal Reserve Bank, at cost	587	324
Stock in Federal Home Loan Bank of Atlanta, at cost	1,476	1,493
Premises and equipment, net	11,774	12,210
Other real estate owned	160	178
Other assets	2,051	1,039

Total assets	$268,111	$270,083

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest-bearing	$78,707	$58,974
Interest-bearing	140,349	157,788

Total deposits	219,056	216,762

Federal Home Loan Bank Advances	5,000	22,550
Securities sold under agreement to repurchase	5,389	2,917
Accrued interest payable	135	209
Other liabilities	1,726	1,626

Total liabilities	231,306	244,064

Stockholders’ equity
Preferred stock, no par value - 1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 10,103 and 0 shares issued and outstanding at March 31, 2010 and March 31, 2009, respectively	10,103	—

Fixed rate cumulative perpetual preferred stock, Series B, 303 and 0 shares issued and outstanding at March 31, 2010 and March 31, 2009, respectively	303	—

Common stock, $5 par value - 6,000,000 shares authorized; 2,298,652 and 2,279,252 shares issued and outstanding at March 31, 2010 and March 31, 2009, respectively	11,493	11,396
Additional paid-in capital	6,527	6,415
Retained earnings	7,931	7,,453
Discount on preferred stock	(275)	—
Accumulated other comprehensive income, net	723	755

Total stockholders’ equity	36,805	26,019

Total liabilities and stockholders’ equity	$268,111	$270,083

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended March 31
	2010	2009
	(unaudited)	(audited)
Interest income
Loans and fees on loans	$2,299	$2,209
Taxable investment securities	400	566
Dividends on FRB and FHLB stock	9	5
Interest on federal funds sold	—	1
Other interest income	36	10

Total interest income	2,744	2,791

Interest expense
Deposits	355	602
Borrowings	34	39

Total interest expense	389	641

Net interest income	2,355	2,150
Provision for loan losses	—	55

Net interest income after provision for loan losses	2,355	2,095

Noninterest income
Service charges on deposit accounts	117	92
Late charges and other fees on loans	15	12
Gain or sale of investment securities	254	—
Other	68	57

Total noninterest income	454	161

Noninterest expense
Compensation	1,228	1,049
Data processing	137	127
Occupancy	194	219
Furniture and equipment	150	160
Taxes and licenses	86	67
Professional fees	106	127
FDIC assessment	78	80
Recruiting	34	1
Marketing	31	28
Telephone	23	29
Stationery and supplies	15	22
Loss on sale of other real estate owned	33	—
Other	131	150

Total noninterest expense	2,246	2,059

Income before provision for income taxes	563	197
Provision for income taxes	202	46

Net income	$361	$151
Preferred stock dividend and accretion of discount	$(146)	$—

Net income available to common stockholders	$215	$151

Earnings per common share
Basic	$0.09	$0.07

Diluted	$0.09	$0.07

Dividends per share	$0.06	$0.06

Weighted average shares outstanding - basic	2,291,800	2,279,252
Effect of dilutive stock options	7,187	10,442

Weighted average shares outstanding - diluted	2,298,987	2,289,694

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009
Financial ratios
Annualized return on average assets	0.33%	0.24%
Annualized return on average equity	2.35%	2.37%
Average equity to average assets	13.88%	10.04%
Equity to assets, at period-end	13.73%	9.63%
Net interest margin	3.85%	3.63%

Per common share
Earnings per share – basic	$0.09	$0.07
Earnings per share – diluted	$0.09	$0.07
Book value per share	$11.60	$11.42
Dividends declared per share	$0.06	$0.06

Common stock outstanding	2,298,652	2,279,252
Weighted average shares outstanding – basic	2,291,800	2,279,252
Weighted average shares outstanding – diluted	2,298,987	2,289,694

Asset quality
Nonaccrual loans	$150	$16
Accruing loans past due 90 days or more	—	8

Total nonperforming loans	150	24
Other real estate owned, net	160	178

Total nonperforming assets	$310	$202

Nonperforming assets to total assets	0.12%	0.07%

Allowance for loan losses
Balance, beginning of period	$1,773	$1,652
Provision for loan losses	—	55
Loans charged-off	(24)	(8)
Recoveries	1	10

Balance, end of period	$1,750	$1,709

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.97%	0.96%